Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-190575) of QEP Midstream Partners, LP of our report dated September 12, 2014 relating to the financial statements of Green River Processing Operations, which appears in the Current Report on Form 8‑K/A of QEP Midstream Partners, LP dated September 12, 2014.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
September 12, 2014